EXHIBIT   2.1

UNAUDITED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2005

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Consolidated Financial Statements

(Expressed in Canadian dollars)

December 31, 2005 and 2004

Index

Auditors’ Report

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

Management's Responsibility for Financial Reporting

The financial statements and the information contained in the annual report are the responsibility of the Board of Directors and management. The financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles and reconciled to United States generally accepted accounting principles as set out in note 18.

The Audit Committee of the Board of Directors is composed of three Directors and meets periodically with management and the independent auditors to review the scope and results of the annual audit and to review the financial statements and related financial reporting matters prior to submitting the financial statements to the Board for approval.

The Company has developed and maintains a system of control to provide reasonable assurance that financial information is accurate and reliable.

The financial statements have been audited by Ernst & Young LLP, Chartered Accountants, who were appointed by the shareholders. The auditors’ report outlines the scope of their examination and their opinion on the financial statements.

Ken Cai

William Meyer

President and CEO

Chairman

Vancouver, Canada

March 3, 2006

Report of Independent Auditor

To the Shareholders of

MINCO MINING & METALS CORPORATION

We have audited the consolidated balance sheet of Minco Mining & Metals Corporation as at December 31, 2005 and the consolidated statements of operations and deficit and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2005 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

The consolidated balance sheet as at December 31, 2004 and the consolidated statements of operations and deficit, and cash flows for the years ended December 31, 2004 and 2003, prior to adjustments for the 2004 dilution gain described in note 2, were audited by other auditors who expressed an opinion without reservation on those statements in their report dated March 11, 2005. We have audited the adjustments to the 2004 consolidated financial statements and, in our opinion, such adjustments, in all material respects, are appropriate and have been properly applied.

Vancouver, Canada

March 3, 2006

Chartered Accountants

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)

Consolidated Balance Sheets
As At December 31, 2005 and 2004
(Expressed in Canadian Dollars)
	2005	2004 Restated - Note 2

ASSETS

Current assets
Cash and cash equivalents	$821,164	$447,613
Short-term investments (Note 4)	17,076,894	11,725,413
Receivables (Notes 5 and 11)	319,588	583,418
Prepaid expenses and deposits	182,452	72,778

	18,400,098	12,829,222

Mineral interests (Notes 6, 11(d) and 13(c))	100	100

Plant, property and equipment (Note 7)	243,600	196,369

Total assets	$18,643,798	$13,025,691

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities (Note 11 and 13 (c))	$905,105	$316,154

Long-term liabilities (Note 6(b))	460,000	-

Total liabilities	1,365,105	316,154
Commitments and contingencies (Notes 6 and 13)

Non-controlling interest (Note 8)	2,890,927	877,324

SHAREHOLDERS' EQUITY

Share capital (Note 9(a))	28,187,245	24,690,137

Contributed surplus (Note 9(c))	987,043	915,057

Deficit accumulated during the exploration stage	(14,786,522)	(13,772,981)

Total shareholders’ equity	14,387,766	11,832,213

Total liabilities and shareholders’ equity	$18,643,798	$13,025,691
See accompanying notes

On behalf of the Board	“Robert Gayton"	"William Meyer"
Robert Gayton		William Meyer

Director Director

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)

Consolidated Statements of Operations and Deficit
Years Ended December 31, 2005, 2004 and 2003
(Expressed in Canadian Dollars)
	2005	2004 Restated - Note 2	2003 Restated - Note 2

Exploration costs, net of recoveries (Notes 6 and 11)	$2,731,168	$777,618	$308,858

Administrative expenses (Note 11)
Accounting and audit	136,702	55,025	31,232
Advertising	8,378	13,603	15,880
Amortization	41,997	29,228	23,301
Consulting	224,995	287,560	487,171
Foreign exchange loss	10,335	326,489	48,148
Interest on convertible debenture	-	-	52,162
Investor relations	343,067	293,807	132,691
Legal	200,780	46,326	45,192
Management fees	22,832	28,271	13,499
Meals and entertainment	39,326	21,885	2,208
Office and miscellaneous	102,581	77,817	26,778
Property investigation	330,798	174,058	65,567
Regulatory and filing	181,071	61,623	73,620
Rent	224,814	194,327	132,932
Salaries and benefits	474,628	268,024	131,022
Stock-based compensation (Note 9(d))	374,249	505,932	242,581
Telephone	27,358	16,338	5,963
Travel and transportation	114,109	67,581	15,668
	2,858,020	2,467,894	1,545,615

Operating loss	(5,589,188)	(3,245,512)	(1,854,473)

Other income (loss)
Dilution gain (Note 2)	2,953,000	2,110,000	-
Write down of short-term investments	(34,750)	(57,250)	-
Interest and sundry income	475,575	318,424	85,278

Loss for the year before non-controlling interest	(2,195,363)	(874,338)	(1,769,195)

Non-controlling interest (Note 8)	1,181,822	12,676	-

Loss for the year (Note 10)	(1,013,541)	(861,662)	(1,769,195)

Deficit, beginning of year	(13,772,981)	(12,757,019)	(10,987,824)

Cumulative effect of a change in an accounting policy (Note 3(l))	-	(154,300)	-

Deficit, end of year	$(14,786,522)	$(13,772,981)	$(12,757,019)

Loss per share - basic and diluted	$(0.03)	$(0.03)	$(0.10)

Weighted average number of common shares
outstanding - basic and diluted	34,501,784	28,117,471	17,883,807

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)

Consolidated Statements of Cash Flows
Years Ended December 31, 2005, 2004 and 2003
(Expressed in Canadian Dollars)
	2005	2004 Restated - Note 2	2003

Cash flows from (used in) operating activities
Net loss for the year	$(1,013,541)	$(861,662)	$(1,769,195)
Adjustment for items not involving cash:
- exploration permits (note 6(b)(i))	920,000	-	-
- amortization of equipment	41,997	29,228	23,301
- stock-based compensation (Note 8 (d))	374,249	505,932	242,581
- non-controlling interest in loss	(1,181,822)	(12,676)	-
- non-cash recovery of exploration costs	(36,000)	(122,000)	-
- write down of short-term investments	34,750	57,250	-
- interest on convertible note paid in common shares	-	-	26,535
- dilution gain	(2,953,000)	(2,110,000)	-
Change in non-cash working capital items:
- decrease (increase) in receivables	263,830	(272,151)	(248,543)
- increase in prepaid expenses and deposits	(109,674)	(11,965)	(22,207)
- increase (decrease) in accounts payable and accrued liabilities	128,951	(41,516)	(73,774)

	(3,530,260)	(2,839,560)	(1,821,302)

Cash flows from financing activities
Proceeds from issuance of shares in Minco Mining	3,245,845	5,563,563	7,688,602
Proceeds from issuance of shares and special warrants in Minco Silver	6,097,425	3,000,000	-
Proceeds from issuance of convertible debenture	-	-	580,600

	9,343,270	8,563,563	8,269,202

Cash flows used in investing activities
Acquisition of equipment	(89,228)	(159,536)	(6,690)
Increase in short-term investments	(5,350,231)	(5,742,250)	(5,856,495)

	(5,439,459)	(5,901,786)	(5,863,185)

Increase (decrease) in cash and cash equivalents	373,551	(177,783)	584,715

Cash and cash equivalents, beginning of year	447,613	625,396	40,681

Cash and cash equivalents, end of year	$821,164	$447,613	$625,396

Supplemental disclosure of cash flows information
Interest paid	$-	$-	$25,627
Income taxes paid	$-	$-	$-

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

1.

Nature of Operations

Minco Mining & Metals Corporation was incorporated on November 5, 1982 under the laws of British Columbia, Canada. Its principal business activities include the acquisition and exploration of mineral resource properties.

Minco Mining & Metals Corporation and its subsidiaries and joint ventures (collectively the “Company”) are exploring and evaluating mineral properties and projects in the Peoples’ Republic of China (“China”). The recoverability of amounts shown for mineral property interests in the Company’s balance sheet are dependent upon the existence of economically recoverable reserves, the ability of the Company to arrange appropriate financing to complete the exploration and development of its properties, the receipt of necessary permits and upon achieving future profitable production or receiving proceeds from the disposition of the properties. The timing of such events occurring, if at all, is not yet determinable. The Company is considered to be an exploration stage enterprise as it has not yet generated any revenue from operations.

2.

Restatements

Management has determined that, in 2004, the Company should have recorded the effect of a change in the non-controlling interest of its investment in Minco Silver Corporation as a dilution gain. The issue of special warrants by Minco Silver Corporation reduced the Company’s ownership percentage from 100% to 70%, while the value of its investment increased by $2,110,000.

Management has further determined that, in 2003 and 2004, escrow performance shares should have been excluded from the weighted average number of shares outstanding.

The Company has restated its financial statements as at December 31, 2004 and the earnings per share calculations for the years ended December 31, 2004 and 2003, to correct these errors.

The effect of these adjustments on the Company’s consolidated financial condition is as follows:

	December 31, 2004
	Restated	Originally Reported
Non-controlling interest	$ 877,324	$ 2,987,324
Deficit accumulated during the exploration stage	(13,772,981)	(15,882,981)
Total shareholders’ equity	$11,832,213	$ 9,722,213

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

2. Restatements (continued)

The effect of these adjustments on the Company’s consolidated results of operations is as follows:

Year ended	December 31, 2004		December 31, 2003
	Restated	Originally Reported	Restated	Originally Reported
Dilution gain	$2,110,000	$ -	$ -	$ -
Loss for the year	(861,662)	(2,971,662)	(1,769,195)	(1,769,185)
Loss per share – basic and diluted	$ (0.03)	$ (0.10)	$ (0.10)	$ (0.08)
Weighted average number of common shares outstanding	28,117,471	31,108,793	17,883,807	20,875,129

3.

Significant Accounting Policies

Basis of Presentation

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements include the accounts of Minco Mining & Metals Corporation (“Minco Mining”), its wholly-owned China subsidiary Minco Mining (China) Corporation (“Minco China”), its wholly owned British Columbia subsidiary Minco Base Metals Corporation (“Minco Base Metals”),  its wholly-owned British Virgin Island subsidiary Triple Eight Mineral Corporation (“Temco”), its 55.6% owned subsidiary Minco Silver Corporation (“Minco Silver”) and its 70% interest in the Fuwan Property, its right to earn up to an 80% interest in the joint venture company Gansu Keyin Mining Co. Ltd. (“Keyin”), its right to earn up to a 75% interest in the joint venture company Inner Mongolia Damo Mining Co. Ltd. (“Damo”), its  right to earn up to a 75% interest in the joint venture company Inner Mongolia Huayu-Minco Mining Co., Ltd. (“HYMK”), and its right to earn up to a 51% interest in the Changkeng Property.

With the exception of the minority interests in Minco Silver the Company has not recorded minority interests in the other joint venture companies as their ownership percentages represent only the profit sharing and working interests and the minority partners are not responsible for any of the associated costs. As at December 31, 2005, the joint ventures are still in the exploration stage and have not generated any revenue.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

3. Significant Accounting Policies (continued)

As at December 31, 2005, Minco Mining beneficially owns 14,000,000 shares of Minco Silver, which represents approximately 55.6% of Minco Silver’s share capital. In the near future, Minco Mining proposes to distribute 6,500,000 of its Minco Silver shares to the shareholders of Minco Mining. The details of this distribution have not yet been finalized. However, after the distribution takes place Minco Mining’s interest in Minco Silver will be reduced from 55.6% to 29.8%.

All inter-company accounts and transactions have been eliminated.

(a)

Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant.  Actual results could differ from those estimates.

(b)

Cash and Cash Equivalents

Cash and cash equivalents consist of short-term money market instruments which are highly-liquid investments and readily convertible into cash with a remaining term to maturity of 90 days or less when acquired. As of December 31, 2005 and 2004, cash and cash equivalents consisted of cash only.

(c)

Short-term Investments

Short-term investments comprise marketable securities, highly liquid investment grade bonds, treasury bills, and guaranteed investment certificates with remaining terms to maturity of greater than 90 days when acquired. Short-term investments are carried at the lower of cost or market.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

3. Significant Accounting Policies (continued)

(d)

Plant, Property and Equipment

Plant, property and equipment are recorded at cost and amortization is provided as follows:

Computer equipment	30% per year, declining-balance basis
Leasehold improvements	5 year, straight-line basis
Mining equipment	30% per year, declining-balance basis
Motor vehicles	30% per year, declining-balance basis
Office equipment and furniture	20% per year, declining-balance basis

Amortization is provided at half the annual rate in the year of acquisition.

(e)

Revenue Recognition

Interest income on cash and cash equivalents and short-term investments is recognized as it is earned.

(f)

Loss Per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the year. Diluted loss per share amounts are calculated giving effect to the potential dilution that would occur if securities or other contracts to issue common shares were exercised or converted to common shares using the treasury stock method.  The treasury stock method assumes that proceeds received from the exercise of stock options and warrants are used to repurchase common shares at the prevailing market rate. Shares held in escrow that are returnable to the Company if the conditions for their release are not met (Note 9) are excluded in the computation of loss per share until the conditions for their release are satisfied.  As the Company incurred net losses in fiscal 2005, 2004 and 2003, the stock options and share purchase warrants as disclosed in Note 9 were not included in the computation of loss per share as their inclusion would be anti-dilutive.

(g)

Translation of Foreign Currencies

The Company’s functional currency is the Canadian dollar. The Company follows the temporal method of accounting for the translation of its integrated foreign operation and for foreign currency transactions. Under this method, transactions denominated in foreign currencies are translated into Canadian dollars at the exchange rates prevailing at the transaction dates.  At year-end, monetary assets and liabilities are re-measured at the year-end exchange rates, and non-monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at their historical exchange rates.  The exchange gains and losses on translation are charged to operations.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

3. Significant Accounting Policies (continued)

(h)

Acquisition, Exploration and Development of Mineral Interests

Mineral property and mineral rights acquisition costs are capitalized until the viability of the mineral interest is determined. If a mineral ore body is discovered, capitalized costs will be amortized over their estimated useful lives following the commencement of production. Otherwise, capitalized acquisition costs are expensed when it is determined that the mineral property has no future economic value. Capitalized amounts (including capitalized development costs) are written down if future cash flows, including potential sales proceeds, related to the mineral property are estimated to be less than the property’s total carrying value. Management of the Company reviews the carrying value of each mineral property periodically, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Reductions in the carrying value of a property would be recorded to the extent that the total carrying value of the mineral property exceeds its estimated fair value.

Exploration costs are expensed as incurred. When it is determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves, further exploration costs and development costs incurred after such determination will be capitalized. The establishment of proven and probable reserves is based on results of final feasibility studies which indicate whether a property is economically feasible. Upon commencement of commercial production, capitalized costs will be transferred to the appropriate asset categories and amortized over their estimated useful lives. Capitalized costs, net of salvage values, relating to a deposit which is abandoned or considered uneconomic for the foreseeable future will be written off.

(i)

Asset Retirement Obligations

The Company recognizes the fair value of liabilities for asset retirement obligations in the period in which they are incurred and in which a reasonable estimate of such costs can be made.  The asset retirement obligation is recorded as a liability with a corresponding increase to the carrying amount of the related asset and depreciated over the life of the asset. Over time, the liability is increased to reflect an interest element (accretion expenses) considered in its initial measurement at fair value. The amount of liability will be subject to re-measurement at each reporting period. It is possible that the Company’s estimates of its ultimate reclamation and closure liabilities could change as a result of changes in regulations, the extent of environmental remediation required, and the means of reclamation or cost estimates. Changes in estimates are accounted for prospectively from the period the estimate is revised.

As at December 31, 2005 and 2004, the Company did not have any asset retirement obligations.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

3. Significant Accounting Policies (continued)

(j)

Income Taxes

The Company follows the liability method of accounting for income taxes.  Under this method, future income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, measured using substantially enacted tax rates and laws that will be in effect when the differences are expected to reverse.

(k)

Stock Based Compensation

Effective January 1, 2004, the Company adopted the fair value method, as determined using the Black-Scholes option valuation model, of accounting for stock-based compensation as recommended by the Canadian Institute of Chartered Accountants Handbook section 3870, Stock-based compensation and other stock-based payments.

Under the fair value method, compensation cost is measured at fair value at the date of grant and is expensed over the award’s vesting period.

As permitted by this Handbook section, the Company applied this change retroactively, without restatement, for options granted after January 1, 2002.  As a result, the opening deficit as at January 1, 2004 was adjusted to reflect an expense of $154,300 relating to options granted in 2002 and 2003. The Company recorded $505,932 in the year ended December 31, 2004 and $374,249 in the year ended December 31, 2005 as stock-based compensation and credited these amounts to contributed surplus or, in the case of stock options issued by Minco Silver, non-controlling interest.

4.

Short-term Investments

As at December 31, 2005, short-term investments consist of: cashable guaranteed investment certificates issued by one of the large Canadian banks; a Canadian government treasury bill maturing on May 18, 2006; four bonds issued by the Canadian government (maturing from September 15, 2008 to April 01, 2015); and 500,000 shares of New Cantech Venture Inc. (“New Cantech”) common shares (see Note 6(a)(vi)). The market value of the shares is $75,000 on December 31, 2005.

At December 31, 2005, the short-term investments were yielding interest rates between 1.71% and 4.3% per year (December 31, 2004 – 2.25% to 2.80%).

As at December 31, 2004, short-term investments consist of six high-grade bonds and guaranteed investment certificates, four bankers acceptances, and 350,000 New Cantech common shares.

5.

Receivables

In 2005, the Company made a provision of RMB2,000,000 (approximately $295,000) recorded as exploration costs for the funds originally advanced to a contractor for the transferring of the Yangshan (Anba) exploration permit (see Note 6 a(ii)).

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

6.

Mineral Interests

a.

Gold Projects:

i.

Guangdong - Changkeng

On September 28, 2004, Minco Mining signed a 30-year joint venture contract with four companies in Guangdong for the exploration and development of the Changkeng gold deposit in Gaoyao City of Guangdong Province, China. Pursuant to the contract, Minco Mining and its four partners will form Guangdong Minco-Jinli Mining Co. Ltd. (the “Jinli JV”), a Sino-Foreign Joint Venture company, whereby a total of a RMB 100 million (approximately $14.5 million) would be invested by Minco Mining and its four partners to explore and develop the Changkeng gold deposit.

The 50% initial payment of the total investment, RMB 50 million (approximately $7.3 million), shall be paid in three instalments and the balance of 50% shall be paid in three instalments within one and a half years after the initial payment is fully contributed. To earn a 51% equity interest in the Jinli JV, Minco Mining is to contribute RMB 51 million (approximately $7.4 million) of the RMB100 million (approximately $14.5 million). The Company has spent $470,684 as of December 31, 2005 on exploration costs. None of the above mentioned installments had been made as at December 31, 2005.

The Jinli JV intends on acquiring the Chengkeng exploration permit from the No. 757 Exploration Team of Guangdong Geological Exploration Bureau (“No. 757 Exploration Team”). The value of the exploration permit has been appraised at RMB 33 million (approximately $4.8 million) by an independent valuator, which was confirmed by the Ministry of Land and Resources of China. The Jinli JV is to pay the RMB 33 million for the exploration permit in three instalments within 360 days of the Jinli title transfer.  The remaining RMB 67 million (approximately $9.7 million) will be used for project exploration and feasibility studies on the mine property.

The original Changkeng exploration permit, which expired in September 2004, has been renewed and is presently held by the No. 757 Exploration Team.  Minco Mining is presently waiting for completion of the Jinli JV approval process, so that the exploration permit can be transferred to the Jinli JV. As this may take several months, the Phase-I drilling program at Changkeng only meets the minimum expenditure required by the Chinese Government in order to maintain the validity of the exploration license.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

6. Mineral Interests   (continued)

ii.

Gansu - Yangshan (Anba)

The Keyin joint venture company was formed pursuant to an agreement dated August 28, 1998 and amended August 28, 2003.

On October 29, 2003, Keyin signed agreements with the Gansu provincial government and two other companies in Gansu for the exploration and development of the Anba gold deposit in the Yangshan gold field. The agreement was amended on January 8, 2004. Pursuant to the terms of the agreements, Keyin has the right to acquire a 40% equity interest in Yangshan Gold Mining Co., Ltd. (“YGM”), a joint venture company to be established for the exploration and development of the Anba gold deposit. YGM will acquire a 100% interest in the Anba gold deposit for RMB 60 million (approximately $8.7 million); including an initial payment of RMB 24 million (approximately $3.5 million) and the balance of RMB 36 million (approximately $5.2 million) will be paid over five years. Keyin’s share of the capital contribution is 40%, which is RMB 24 million (approximately $3.5 million).

In April 2004, YGM’s board of directors agreed to pay RMB 3 million (approximately $440,000) to a company engaged to prepare the transfer of the exploration permit to YGM. The Company advanced RMB 2.0 million (approximately $295,000) but that company was unable to fulfill all the required duties. The Company has demanded that the RMB 2.0 million be returned but the ability to collect this amount is uncertain and so the Company has recorded a provision for doubtful collectibility. Should these funds be collected in the future, this amount will be recorded as exploration cost recovery.

This project awaits final licence transfers.  In addition to the provision of RMB 2 million (approximately $295,000), the Company has spent approximately $178,000 as of December 31, 2005 on exploration costs.

iii.

Gansu – Minco-Qinqi (formerly West Extension of Yangshan)

On October 28, 2004, Minco Mining signed a joint venture contract with Gansu Qinqi Mining Co. Ltd. for the exploration and development of mineral resources for gold in three areas in China’s south Gansu province, for which the joint venture partner holds exploration permits. Pursuant to the contract, Minco Mining will participate in a Sino-Foreign Joint Venture, Gansu Minco Mining Co., Ltd.(the “Gansu JV”), the total investment of RMB 10 million (approximately $1.5 million) is required to be paid by March 1, 2008. To earn a 75% equity interests in the three areas, Minco Mining must contribute RMB 7.5 million (approximately $1.1 million) on this project over three years. The Company has spent $421,496 to December 31, 2005 on exploration costs.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

6. Mineral Interests   (continued)

iv.

Gansu – Longnan

Minco China presently holds thirteen exploration permits in the Longnan region of south Gansu province in China. The Longnan region is within the southwest Qinling gold field. The Longnan project has been divided into three sub-projects according to their geographic distribution, type and potential of mineralization:

(1)

Yangshan: including six exploration permits located in the northeast extension of the Yangshan gold belt and its adjacent area; potential for gold.

(2)

Yejiaba: including four exploration permits adjacent to Guojiagou exploration permit; potential for gold and antimony.

(3)

Xicheng East: including three exploration permits to the east extension of the famous Xicheng Pb-Zn mineralization belt; potential for gold, silver, lead and zinc.

The Company has spent $81,169 to December 31, 2005 on exploration costs.

In 2005, the Company transferred a small portion of the Longnan exploration permits to a third party for proceeds of RMB 100,000 ($14,757) recorded as exploration costs recovery.

v.

Inner Mongolia - Gobi Gold

The project is located in Inner Mongolia Autonomous Region, China.  Pursuant to a co-operative joint venture agreement signed on March 12, 2004, Minco Mining can earn a 75% interest in the project by spending RMB 18 million (approximately $2.6 million) over a four-year period by March 12, 2008.  The Damo joint venture company was formed to hold the above noted mineral interests. At December 31, 2005, the Company has spent approximately RMB 8 million (about $1.48 million) and earned a 57% project interest.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

6. Mineral Interests   (continued)

vi.

Inner Mongolia - BYC

In 2002, Minco Mining reached an agreement with the Inner Mongolian Bureau of Non-ferrous Metals and Exploration to acquire a majority interest in a joint venture company, which holds the BYC gold project located in central Inner Mongolia. The joint venture contract was signed on July 18, 2003.  On December 3, 2003, the HYMK joint venture company was formed to hold the above noted mineral interest.  Minco Mining can earn a 75% interest in HYMK by spending RMB 12 million (approximately $1.7 million) over four years by December 3, 2007.  In 2003, Minco Mining entered into a letter agreement with New Cantech.  Pursuant to the agreement, New Cantech acquired the right to earn a 51% interest, reducing Minco Mining’s interest to 24%, in the BYC project by spending RMB 12 million (approximately $1.7 million) in exploration by March 22, 2007. New Cantech can earn another 9% by funding all further exploration and development expenditures leading to the completion of a preliminary feasibility study that recommends completion of a final feasibility study. New Cantech has spent $686,257 to December 31, 2005 on geophysical and geochemical surveys, geology and drill holes.

Pursuant to the terms of the agreement on the BYC project, Minco Mining received, from New Cantech, 100,000 common shares at $0.21 per share for $21,000 in May 2005 and 50,000 common shares at $0.30 per share for $15,000 in September 2005.  In 2004, the Company received 250,000 common shares at $0.34 per share for a total of $85,000 and 100,000 common shares at $0.37 per share for a total of $37,000. The aggregate value of these shares at the date of issue of $158,000 has been recorded as an exploration cost recovery.

In the year ended December 31, 2005, the direct costs and management fees incurred on the BYC project totalled $286,918 (2004: $358,362, 2003: $40,977), which were repaid by New Cantech.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

6. Mineral Interests   (continued)

b.

Silver Projects:

The following silver projects are held by Minco Silver.

Guangdong - Fuwan

As described in note 6(a)(i), on April 16, 2004, Minco Mining entered into a preliminary joint venture agreement, superseded by a formal joint venture agreement dated September 28, 2004, with other third parties to explore and develop a mineral property known as the Changkeng Property in Guangdong Province, China. The target mineral in the Changkeng Property is gold but the property is known to also contain silver mineralization. The gold and silver zones on the Changkeng Property are geologically distinct and can be mined as separate entities without interference. The silver zone is hereafter referred to as the “Changkeng Silver Interest”.

On August 20, 2004, Minco Mining transferred the following mineral interests to Minco Silver in exchange for 14,000,000 common shares:

(a)

The right to earn a 51% interest in the Changkeng Silver Interest;

(b)

A preliminary joint venture agreement in relation to the exploration and development of the Fuwan silver deposit ( the “Fuwan Silver Project”); and

(c)

New exploration permits acquired or to be acquired in respect of certain mineral properties adjoining the Fuwan and Changkeng properties and known as the Guanhuatang, Luoke-Jilinggang, Guyegang-Sanyatang, and Dadinggang properties.

Minco Mining was the sole shareholder of Minco Silver and the two companies had common management at the time of the transaction.  As at the date of transfer, Minco Mining had expended $63,331 in preliminary exploration costs.  Minco Silver’s right to the Changkeng Silver Interest is derived from the Changkeng Exploration Permit.

On September 28, 2004, Minco Silver signed a joint venture agreement with Guangdong Geological Exploration and Development Corporation (“GGEDC”) for the exploration and development of the Fuwan Property. The joint venture agreement provided for Minco Silver and GGEDC to incorporate a Sino-Foreign joint venture company with equity interests of 70% and 30%, respectively.  The joint venture company was never formed and Minco Silver has been providing all of the funding to explore and develop the Fuwan Property.  Subsequent to the balance sheet date on January 10, 2006, Minco Silver and GGEDC agreed that the joint venture will no longer be pursued and Minco Silver should assume a 100% interest in the Fuwan Property. Accordingly, Minco Silver has accounted for its 100% interest in the Fuwan Property.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

6. Mineral Interests   (continued)

The cost of the exploration permit in respect of the Fuwan Silver Project (the “Fuwan Exploration Permit”) has been independently appraised at approximately $1.5 million (RMB10,330,000).  The appraised value has been affirmed by the Ministry of Land and Resources, China, and Minco Silver is obligated to pay the amount in three installments within 24 months of the transfer of the Fuwan Exploration Permit.  On July 20, 2005, the Ministry of Land and Resources, China, approved the transfer of Fuwan Exploration Permit to Minco China.  As of December 31, 2005, Minco Silver had paid a total of approximately $600,000 (RMB4,132,000), representing 100% of the first installment payable for the Fuwan Exploration Permit. The remaining two installments of approximately $460,000 (RMB3,099,000) each, for a total of $920,000, which are due within 12 and 24 months have been presented in the balance sheet as part of accounts payable and long-term liabilities, respectively.

Under the terms of the above mentioned joint venture agreement, Minco Mining may earn up to a 51% interest in the joint venture provided that it invests approximately $7.4 million (RMB 51 million) in the joint venture. In the event Minco Mining ceases to make its investment contributions, its interest in the joint venture will be subject to dilution.  Minco Silver is not responsible to Minco Mining for any of its current commitments as those are designated for the exploration of gold deposits in the Changkeng Property.  Minco Silver will only be responsible for 51% of any commitments made by the joint venture to explore the silver deposits in the Changkeng Property.  At December 31, 2005, no such commitment has been made.

On April 7, 2005, Minco Silver acquired three additional silver exploration permits in China, referred to as the Guanhuatang Property, the Luoke-Jilinggang Property and the Guyegang-Sanyatang Property; and paid $219,594 (RMB1,500,000) for the three permits in September 2005. A permit application is still pending for the  Dadinggang Property. A permit application is still pending for the Dadinggang Property.

Except for the Fuwan Silver Project, no costs have been incurred other than the costs of exploration permits for the Guanhuatang Property and the Luoke-Jilinggang Property and the Guyegang-Sanyatang Property.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

6. Mineral Interests   (continued)

c.

Base Metals Project

The Company will assign its base metals project to Minco Base Metals:

Gansu - White Silver Mountain

White Silver Mountain is operated through Keyin. Further to an amendment to the joint venture contract signed on August 28, 2003, Minco Mining has earned a 63% total project interest. Both parties to Keyin may proceed in accordance with the original joint venture contract which provided Minco Mining the right to earn an 80% interest by spending another RMB 20 million (approximately $2.9 million). There is no time limit for the expenditure.

The White Silver Mountain project is fully licensed.  The Company has spent approximately $1,462,000 to December 31, 2005 on exploration costs.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

6. Mineral Interests   (continued)

The following is a summary of exploration costs incurred by the Company:

	Cumulative Costs Incurred to December 31, 2004	Costs Incurred January 1 to December 31, 2005	Cumulative Costs Incurred to December 31, 2005
Currently active properties:
Gansu
- White Silver Mountain	$1,397,589	$64,210	$1,461,799
- Yangshan (Anba)	154,046	319,226	473,272
- Minco-Qinqi (formerly West Extension of Yangshan)	213,797	207,699	421,496
- Longnan	-	81,169	81,169
Inner Mongolia
- Gobi Gold	1,472,158	15,382	1,487,540
- BYC	413,145	286,918	700,063
Guangdong
- Changkeng	380,800	89,884	470,684
- Fuwan	86,938	2,004,354	2,091,292
	4,118,473	3,068,842	7,187,315
Inactive properties:
- Heavenly Mountains	100	-	100
- Emperor’s Delight	100	-	100
- Crystal Valley	100	-	100
- Stone Lake	100	-	100
- Changba Lijiagou Lead-Zinc Deposit	100	-	100
- Chapuzi	100	-	100
	600	-	600
Total	4,119,073	3,068,842	7,187,915
Exploration cost recoveries	(523,898)	(337,674)	(861,572)
Expensed exploration costs	(3,595,075)	(2,731,168)	(6,326,243)
Capitalized exploration costs	$100	$-	$100

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

6. Mineral Interests   (continued)

The following is a summary of exploration costs incurred by the Company:

	2005	2004	2003
Gansu – White Silver Mountain

Consulting fees	$ 26,349	$ 2,450	$ 7,504
Legal and license fees	-	1,253	15,204
Travel and accommodation	8,970	2,336	9,043
Labor costs	8,075	3,524	1,297
Other exploration costs	20,816	1,678	3,946
Total	$ 64,210	$ 11,241	$ 36,994

	2005	2004	2003
Gansu - Yangshan (Anba)

Consulting fees	$ 11,292	$ 72,354	$ 10,395
Legal and license fees	-	1,253	26,466
Travel and accommodation	9,016	25,590	6,950
Labor costs	3,767	11,038	-
Other costs (see Note 5)	295,151	-	-
Total	$ 319,226	$ 110,235	$ 43,811

	2005	2004	2003
Gansu - Minco-Qinqi (formerly West Extension of Yangshan)

Consulting fees	$ 59,014	$ 64,140	$ -
Drilling and geology	106,732	119,008	-
Travel and accommodation	19,957	23,598	-
Labor costs	9,572	7,051	-
Other exploration costs	12,424	-	-
Total	$ 207,699	$ 213,797	$ -

	2005	2004	2003
Gansu - Longnan

Travel and accommodation	$ 17,518	$ -	$ -
Geology and geochemistry	47,652	-	-
Labor costs	8,602	-	-
Other exploration costs	7,397	-	-
Exploration cost recoveries	(14,757)	-	-
Total	$ 66,412	$ -	$ -

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

6. Mineral Interests   (continued)

	2005	2004	2003
Inter Mongolia – Gobi Gold

Consulting fees	$ 5,276	$ 13,489	$ 71,779
Geology and data compilation	3,856	71,420	94,080
Travel and accommodation	1,644	8,635	19,830
Labor costs	2,333	-	18,233
Other exploration costs	2,273	3,063	12,884
Total	$ 15,382	$ 96,607	$ 216,806

	2005	2004	2003
Inner Mongolia – BYC

Consulting fees	$ -	$ -	$ 37,921
Drilling and geology	286,918	358,362	14,303
Exploration costs recoveries	(322,918)	(480,362)	(40,977)
Total	$ (36,000)	$ (122,000)	$ 11,247

	2005	2004	2003
Guangdong - Chenkeng

Consulting fees	$ 41,877	$ 230,776	$ -
Travel and accommodation	29,439	44,910	-
Drilling and geology	18,568	78,820	-
Legal and license fees	-	26,294	-
Total	$ 89,884	$ 380,800	$ -

	2005	2004	2003
Guangdong – Fuwan

Consulting fees	$ 150,479	$ 51,228	$ -
Exploration permits	1,739,594	-	-
Drilling and geology	43,344	-	-
Travel and accommodation	30,886	21,217	-
Labor costs	27,053	6,272	-
Other exploration costs	12,998	8,221	-
Total	$ 2,004,354	$ 86,938	$ -

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

7.

Plant, Property and Equipment

	December 31, 2005
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$163,916	$97,341	$66,575
Leasehold improvements	39,877	30,537	$9,340
Mining equipment	209,051	186,635	$22,416
Motor vehicles	197,398	81,719	$115,679
Office equipment and furniture	117,741	88,151	$29,590
	$727,983	$484,383	$243,600

	December 31, 2004
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$115,126	$83,280	$31,846
Leasehold improvements	31,424	28,536	$2,888
Mining equipment	208,081	180,548	$27,533
Motor vehicles	175,262	67,728	$107,534
Office equipment and furniture	108,433	81,865	$26,568
	$638,326	$441,957	$196,369

8.

Non-Controlling Interest

The non-controlling interest represents the interest of minority shareholders in Minco Silver based on the amount of their investment adjusted for income or losses from operations since the date of their investment. The non-controlling interest increased from 30%, at December 31, 2004, to 42.3% following the issue of special warrants in May 2005, and then to 44.4% following the initial public offering (“IPO”) in December 2005 (Note 9(e)).

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

9.

Share Capital

(a)

Common Stock

Authorized:

100,000,000 common shares without par value

Issued:

	Shares	Amount
Balance, December 31, 2002	18,580,123	$10,836,933
Stock options exercised ranging from $0.20 to $0.55 per share, including $69,201 contributed surplus attributed to stock-based compensation recognized	763,000	373,851
Private placement at $0.35 per share plus 186,344 shares and less $44,744 for finders’ fees	4,472,058	1,455,257
Share purchase warrants exercised at $0.40 per share	50,000	20,000
Private placement at $1.70 per share less $464,348 in cash for share issuance costs	3,748,848	5,908,695
Shares allotted for the conversion of convertible debenture, including interest	-	607,135
Balance, December 31, 2003	27,614,029	19,201,871
Shares issued for the conversion of convertible debenture and accrued interest	1,461,750	-
Stock options exercised ranging from $0.20 to $0.55 per share, including $35,703 contributed surplus attributed to stock-based compensation recognized	718,333	285,173
Share purchase warrants exercised at $0.40 per share	1,490,857	596,343
Private placement at $1.40 per share less $546,000 for share issuance costs	3,571,428	4,454,000
Share purchase warrants exercised at $0.60 to $1.70 per share	187,500	263,750
Fair value of broker options to purchase 250,000 common shares issued for October 2004 private placement	-	(111,000)
Balance, December 31, 2004	35,043,897	24,690,137
Stock options exercised ranging from $0.20 to $0.83 per share, including $301,263 contributed surplus attributed to stock-based compensation	808,667	675,751
Share purchase warrants exercised at $0.60 per warrant	281,428	168,857
Private placement at $1.15 per share less $172,500 for share issuance costs	2,500,000	2,702,500
Fair value of finder's warrants to purchase 250,000 common shares issued for July 2005 private placement	-	(50,000)
Balance, December 31, 2005	38,633,992	$ 28,187,245

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

9. Share Capital (continued)

In 2003, Minco Mining completed a $580,000 convertible debenture financing. The debenture accrued interest at 10% per year and matured in five years. The debenture was convertible into 1,451,500 common shares at $0.40 per share and the interest into 10,250 common shares at $1.80 per share. In January 2004, the debenture and accrued interest were converted to 1,461,750 common shares.

In October, 2004, Minco Mining completed a non-brokered private placement of 3,571,428 units priced at $1.40 per unit with each unit consisting of one common share and one-half of one common share purchase warrant. Each whole warrant is exercisable by the holder at any time for a period of twenty four months from the date of closing to acquire one common share at a price of $1.70. Minco Mining applied the residual approach and allocated the total proceeds of $5 million to the common shares and $nil to warrants. Minco Mining issued 250,000 broker options exercisable at $1.40 per share in connection with this offering. The fair value of the broker options using the Black-Scholes model using a risk-free interest rate of 3.11%, dividend yield of 0% and volatility of 93%, being $111,000, has been recorded as an issue cost.

On July 22 2005, Minco Mining completed a non-brokered private placement of 2,500,000 units priced at $1.15 per unit with each unit consisting of one common share and one common share purchase warrant. Minco Mining applied the residual approach and allocated the total proceeds of $2,875,000 to the common shares and $nil to warrants. Each warrant is exercisable for a period of two years from the date the financing is closed, allowing the holder to acquire one common share for a price of $1.50 during the first year and $2.00 during the second year from the closing date.

If at any time after the expiry of the four-month hold period, the published closing trade price of Minco Mining’s common shares on the Toronto Stock Exchange exceeds an average price of $2.15 for 20 days in year one, and an average price of $2.50 in year two, then the exercise period of the warrants will be reduced to a period of 30 days from the date Minco Mining provides written notice to the holder of the warrants of such early expiry.

This offering raised proceeds of $2,875,000. Minco Mining paid a cash finder’s fee of $172,500 and issued the finder 250,000 warrants (“finder’s warrants") under the same terms and conditions of share purchase warrants. The fair value of the finder's warrants using the Black-Scholes model using a risk-free interest rate of 3.52%, dividend yield of 0% and volatility of 58%, being $50,000, has been recorded as an issue cost.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

9. Share Capital (continued)

As at December 31, 2005, 1,518,058 (2004 - 2,991,322; 2003 - 2,991,322) of the shares issued were held in escrow. Under the original escrow agreement, 4,880,000 escrow shares were to be released based on the Company’s expenditures on exploration and development of a particular resource property. In July 2005, the Company released 1,473,264 escrow shares based on exploration expenditures. In June 2005, the Company’s shareholders approved a new escrow agreement that will result in the remaining 1,518,058 escrow shares being released over a period of 18 months on a time release basis: (a) 379,514 escrow shares on December 31, 20

``05 (the release was not effected until January 2006); (b) 379,514 escrow shares on July 1, 2006; (c) 379,514 escrow shares on December 31, 2006; and (d) 379,516 escrow shares on July 1, 2007.

(b)

Share purchase warrants and broker options

A summary of the status of share purchase warrants and broker options granted by Minco Mining is as follows:

	Number of Warrants	Weighted Average	Number of Broker	Weighted Average
		Exercise	Options	Exercise
		Price		Price
Outstanding at December 31, 2003	4,229,700	$ 1.26	-	$ -
Issued	1,785,714	1.70	250,000	1.40
Exercised	(1,678,357)	0.68	-	-
Expired	(262,419)	1.80	-	-
Outstanding at December 31, 2004	4,074,638	1.64	250,000	1.40
Issued	2,750,000	1.50	-	-
Exercised	(281,428)	0.60	-	-
Expired	(2,144,996)	1.95	-	-
Outstanding at December 31, 2005	4,398,214	$ 1.57	250,000	$ 1.40

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

9. Share Capital (continued)

Share purchase warrants and broker options outstanding as at December 31, 2005:

Number of Warrants	Exercise Price	Expiry Date

1,648,214	$1.70	October 14, 2006
2,750,000	$1.50	July 21, 2006
	$2.00	July 21, 2007
4,398,214

Broker Options	Exercise Price	Expiry Date

250,000	$1.40	April 14, 2006

Each share purchase warrant and broker option entitles the holder to purchase one common share of Minco Mining at the exercise price on or before the expiry date.

(c)

Contributed Surplus

Summary of contributed surplus is as follows:

Balance at December 31, 2003	$ 179,528
Cumulative effect of a change in accounting policy on stock-based compensation (Note 3(l))	154,300
2004 stock-based compensation	505,932
Transfer to share capital on exercise of stock options	(35,703)
Fair value of 250,000 broker options issued in connection with the October 2004 private placement	111,000
Balance at December 31, 2004	915,057
2005 stock-based compensation	323,249
Transfer to share capital on exercise of stock options	(301,263)
Fair value of 250,000 finder's warrants issued in connection with July 2005 private placement	50,000
Balance at December 31, 2005	$987,043

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

9. Share Capital (continued)

(d)

Minco Mining Stock Options

Minco Mining may grant options to its directors, officers, employees and service providers under its stock option plan.  The maximum number of stock options reserved for issuance is 5,979,226 common shares.

In 2005, Minco Mining granted 692,500 stock options to its directors, officers, employees and consultants at the price range from $1.07 to $1.56 per share. Minco Mining recorded $323,249 of stock based compensation expenses in the year. The stock options granted vest in increments of one-third per year for the first three years and have a term of five years.

A summary of the status of options granted by Minco Mining is as follows:

		Weighted Average
	Number	Exercise Price
Options outstanding at December 31, 2003	3,319,000	$ 0.53
Granted	1,010,000	$ 1.64
Exercised	(718,333)	$ 0.35
Expired / cancelled / forfeited	(126,667)	$ 0.74
Options outstanding at December 31, 2004	3,484,000	$ 0.88
Granted	692,500	$ 1.22
Exercised	(808,667)	$ 0.46
Expired / cancelled / forfeited	(413,333)	$ 1.56
Options outstanding at December 31, 2005	2,954,500	$ 0.98

The weighted average fair value of options granted by Minco Mining during the period ended December 31, 2005 was $0.55. Each option entitles the holder to purchase one common share.

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yr)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.20 - $0.60	1,302,000	0.86	$0.39	1,288,666	$0.39
$0.61 - $1.20	537,500	2.59	$1.03	150,000	$0.83
$1.21 - $2.00	1,115,000	2.21	$1.65	413,330	$1.82
	2,954,500	1.60	$0.98	1,851,996	$0.74

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

9. Share Capital (continued)

Minco Mining used the Black-Scholes option pricing model to determine the fair value of the options with the following assumptions:

	2005	2004	2003
Risk-free interest rate	3.47%	4.23%	5.14%
Dividend yield	0%	0%	0%
Volatility	58% - 64%	43% - 97%	67% - 111%
Approximate expected lives	3 years	3 years	3 years

Option pricing models require the use of highly subjective estimates and assumptions including the expected stock price volatility.  Changes in the underlying assumptions can materially affect the fair value estimates and therefore, in management’s opinion, existing models do not necessarily provide a reliable measure of the fair value of Minco Mining’s stock options.

Prior to January 1, 2004, the Company used the intrinsic value method when options were issued to employees or directors, however, pro-forma information was provided as if the Company had applied the fair value-based method. If the Company had recognized compensation expense for options granted after January 1, 2002 to employees and directors using the Black-Scholes option pricing model, the effect on the Company’s net loss for the year ended December 31, 2003 would have been as follows:

2003
Net loss for the year
- as reported	$(1,769,195)
- pro forma	$(1,910,352)
Basic and diluted loss per share
- as reported	$(0.08)
- pro forma	$(0.10)

(e)

Minco Silver Share Capital and Special Warrants

On November 24, 2004, Minco Silver closed a non-brokered private placement of 6,000,000 special warrants at $0.50 each for gross proceeds of $3 million. Each special warrant entitled the holder, upon the exercise or deemed exercise, and without payment of any additional consideration, to receive one common share of Minco Silver. These warrants were fully exercised on December 2, 2005.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

9. Share Capital (continued)

On May 10, 2005, Minco Silver issued 4,276,000 special warrants at $1.25 each for gross proceeds of $5,345,000. Of this amount, $2,345,000 was raised on a brokered basis and $3,000,000 was raised by Minco Silver on a non-brokered basis. Each special warrant entitled the holder to be issued one common share of Minco Silver. These warrants were fully exercised on December 2, 2005. Minco Silver paid cash commission of $187,600 for the funds raised on the brokered portion of the placement plus an underwriting fee of $15,000, and legal and other costs of $46,608.

In connection with this offering, Minco Silver issued options to its broker entitling the holder to receive share purchase warrants (the “broker warrants”) allowing the broker to purchase up to 187,600 common shares for a term of 18 months following the closing of the initial public offering under the prospectus, exercisable at a price of $1.25 per common share during the first twelve months of the term and a price of $1.50 per common share during the last six months of the term.  The estimated fair value of the broker warrants using the Black-Scholes model, being $73,498, has been recorded as an issue cost.

On December 1, 2005, Minco Silver received approval of its application to list its common shares on the Toronto Stock Exchange (“TSX”). Minco Silver’s common shares began trading on the TSX on December 2, 2005. Minco Silver’s trading symbol is “MSV”. Minco Silver converted 10,276,000 special warrants to common shares. Minco Silver also completed its IPO of 920,000 common shares at a price of $1.25 per common share for gross proceeds of $1,150,000. Blackmont Capital Inc. was paid a cash commission equal to $92,000 or 8% of the proceeds from the sale of common shares pursuant to the IPO and an underwriting and agency fee of $45,000. Legal and other costs in relation to the issue amounted to a total of $11,367. Following the conversion and IPO, Minco Silver had 25,196,000 common shares outstanding.

As additional consideration in connection with the IPO and a previously completed special warrant offering, Minco Silver also granted agents’ warrants to the agent and members of its selling group entitling them to purchase an additional 92,000 common shares at an exercise price of $1.25 per common share for a period of 12 months from the IPO closing date and thereafter at a price of $1.50 per common share for an additional six months. The estimated fair value of the broker warrants using the Black-Scholes model, being $28,000, has been recorded as an issue cost.

The fair value of the broker warrants was calculated using the Black-Scholes option pricing model using a risk-free interest rate of 3.85%, dividend yield of 0% and volatility of 59%.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

9. Share Capital (continued)

In October 2005, Minco Silver, Computershare Trust Company of Canada (the “Escrow Agent”) and the principals of Minco Silver (“Principals”) signed an escrow agreement. Pursuant to the escrow agreement, the Principals agreed to deposit an aggregate of 19,190,000 common shares in escrow (the “Escrowed Securities”) with the Escrow Agent.  The escrow agreement provides that the Escrowed Securities will be released as follows: (i) 25% on the date of listing of Minco Silver’s Shares on a Canadian exchange (the “Listing Date”); (ii) 25% six months after the Listing Date; (iii) 25% twelve months after the Listing Date; and (iv) 25% eighteen months after the Listing Date. At December 31, 2005, 14,392,500 common shares were still escrowed.

Minco Silver has entered into a strategic alliance agreement with Silver Standard Resources Inc. (“Silver Standard”) to jointly pursue silver opportunities in China.  Silver Standard is related to Minco Silver as Silver Standard is a shareholder in Minco Silver and both companies have two common directors. Pursuant to the strategic alliance, Silver Standard participated in the November 24, 2004 and May 10, 2005 special warrant offerings. In this regard, Silver Standard paid $3,200,000 to Minco Silver in exchange for 4,960,000 special warrants, which were subsequently converted to common shares.  Silver Standard has preferential purchase rights to participate in Minco Silver’s future financings in order to increase its equity interest up to 30%.

(f)

Minco Silver Broker warrants

The total number of broker warrants issued during the year and outstanding at December 31, 2005 was 279,600, exercisable at a price of $1.25 per common share during the first twelve months of the term expiring December 1, 2006 and at a price of $1.50 per common share during the last six months of the term expiring May 31, 2007.  The weighted average exercise price of the warrants is $1.25 per common share.

(g)

Minco Silver Stock Options

Minco Silver may grant options to its directors, officers, employees and service providers under its stock option plan.  The maximum number of common shares reserved for issuance is 4,000,000. Minco Silver expenses stock options over their vesting period, with stock options typically vesting in increments of one-third per year for the first three years and having a maximum term of five years.

In 2005, Minco Silver granted 2,740,000 stock options to its directors, officers, employees and consultants at an exercise price of $1.25 per share. Minco Silver recorded $51,000 of stock based compensation expense in the year. The stock options granted vest in increments of one-third per year and have a term of five years.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

9. Share Capital (continued)

A summary of the status of options granted by Minco Silver is as follows:

		Weighted Average
	Number	Exercise Price
Options outstanding at December 31, 2004	-	$ -
Granted	2,740,000	1.25
Options outstanding at December 31, 2005	2,740,000	$ 1.25

The weighted average fair value of options granted during the year ended December 31, 2005 was $0.68. Each option entitles the holders to purchase one common share.

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yrs)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.25	2,740,000	4.92	$1.25	-	$1.25

Minco Silver used the Black-Scholes option pricing model to determine the fair value of the options with the following assumptions:

2005
Market price at date of grant (per common share)	$1.25
Risk-free interest rate	3.85%
Dividend yield	0%
Volatility	59%
Approximate expected lives	5 years

Option pricing models require the use of highly subjective estimates and assumptions including the expected stock price volatility.  Changes in the underlying assumptions can materially affect the fair value estimates and therefore, in management’s opinion, existing models do not necessarily provide a reliable measure of the fair value of Minco Silver’s stock options.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

10.

 Income Taxes

(a)

Income tax expense differs from the amount that would result from applying the Canadian federal and provincial income tax rates to earnings before income taxes. These differences result from the following items:

	2005	2004 Restated – Note 2	2003
Loss before non-controlling interest	$(2,195,363)	$(874,338)	$(1,769,195)
	34.87%	35.62%	37.62%

Income tax at statutory rates	$ (765,523)	$ (311,439)	$ (685,567)
Non-taxable dilution gain	(1,029,711)	(751,582)	-
Non-deductible expenses	144,906	186,227	111,713
Difference in foreign tax rates	18,485	29,750	-
Impact of BC rate change	202,228	-	-
Expiry of non-capital loss carryforward	401,466	515,694	-
Change in valuation allowance	1,028,149	331,350	573,854
	$ -	$ -	$ -

Future income taxes arise from temporary differences in the recognition of income and expenses for financial reporting and tax purposes. The significant components of future income tax assets and liabilities at December 31 are as follows:

	2005	2004 Restated – Note 2
	34.12%	35.62%
Future income tax assets:
Net capital losses	$ 269,671	$ 281,526
Non-capital losses	2,871,590	2,547,897
Unclaimed resource expenditures	2,416,672	1,576,018
Capital assets	143,634	140,473
Share issue costs	359,413	278,328
	6,060,980	4,824,242
Less: valuation allowance	(6,060,980)	(4,824,242)
Net future income tax assets	$ -	$ -

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

10. Income Taxes (continued)

(b)

No future income tax asset has been recognized as realization is not considered more likely than not, due to the uncertainty of future taxable income.

The Company has Canadian non-capital loss carryforwards of approximately $7,747,000 that may be available for tax purposes. The expiry for Canadian non-capital loss carryforwards is as follows:

Non-Capital Losses Canada

2006	$1,142,000
2007	1,046,000
2008	757,000
2009	774,000
2010	857,000
2014	1,214,000
2015	1,957,000
$7,747,000

The Company also has $5,831,000 (2004 - $3,683,000) of cumulative foreign resource expenses for Canadian income tax purposes which can be carried forward indefinitely and used to reduce future taxable income in Canada.

Such cumulative foreign resource expenses are related to the Company’s exploration activities in China. Consequently, these resource expenses may also be currently deductible for Chinese tax purposes (subject to Chinese tax law deductibility limitations) which would result in tax losses in China. Tax losses incurred in China in a year can generally be carried forward for five years.

The Company has approximately $690,000 of operating losses and approximately $1,130,000 of unclaimed exploration expenses for Chinese income tax purposes. Operating losses incurred in a year can be carried forward for five years, while unclaimed exploration expenses will be amortized to match with future sales.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

11.

Related Party Transactions

a.

The Company incurred the following fees to its directors or corporations controlled by its directors:

	2005	2004	2003

Exploration costs	$ 104,175	$ 104,650	$ 68,992
Performance bonus	88,465	80,000	-
Property investigation	47,820	28,172	25,423
Management fees	16,115	23,578	18,239
Promotion	-	-	7,363
Investor relations	7,640	5,000	-
Director's fees	2,875	7,250
	$ 267,090	$ 248,650	$ 120,017

b.

Accounts payable of $101,812 (2004 - $14,017) are due to a director of the Company. These amounts do not bear interest and are due on demand. Non-interest bearing receivables of $43,980 (2004 – nil) are due from a director of the Company.

c.

Receivables of $231,084 (2004 - $202,550) are due from three companies related by two common directors which were subsequently received.

d.

As disclosed in Note 6, Minco Mining transferred its mineral interests in the  Changkeng Silver Interest, Fuwan Silver Project, Guanhuatang, Luoke-Jilinggang, Guyegang-Sanyatang, and Dadinggang properties to Minco Silver in exchange for 14,000,000 common shares of Minco Silver.  Minco Mining was the sole shareholder of Minco Silver and the two companies had common management at the time of the transaction.

e.

As disclosed in Note 9, Minco Silver entered into a strategic alliance with Silver Standard, a company with a shareholder of Minco Silver and which is related by two common directors.

f.

As disclosed in Note 6(vi), Minco Mining entered into a letter agreement with New Cantech, which is related by one common director. In the year ended December 31, 2005, the direct costs and management fees occurred on the BYC project totalled $286,918 (2004: $358,362, 2003: $40,977), which were repaid by New Cantech.  Pursuant to the terms of the agreement on the BYC project in Inner Mongolia, the Company received, from

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

New Cantech, 100,000 common shares at $0.21 per share for $21,000 in May 2005 and 50,000 common shares at $0.30 per share for $15,000 in September 2005.  In 2004, the Company received 250,000 common shares at $0.34 per share for a total of $85,000 and 100,000 common shares at $0.37 per share for a total of $37,000. The aggregate value of these shares at the date of issue ($158,000) has been recorded as an exploration cost recovery.

11. Related Party Transactions (continued)

Except for the transaction in Note 11(d) which was recorded at the carrying amount, the above transactions are conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

12. Non-Cash Transactions

(a)

In 2005, the Company received common shares of New Cantech with an aggregate value of $36,000 (2004 - $122,000) which offset exploration costs in respect of the BYC project in Inner Mongolia.

(b)

In 2005, the Company and its Minco Silver subsidiary incurred share issuance costs of $ 151,498 paid through the issuance of share purchase warrants (2004 - $111,000), as described in note 9(a).

(c)

In 2003, the Company paid $26,535 in interest expense through the issuance of common shares.

13. Commitments

(a)

The Company has commitments in respect of office leases requiring minimum payments of $378,195, as follows:

2006	273,598
2007	87,601
2008	16,996
195

The Company has entered into sub-lease agreements for a portion of its leased premises.

(b)

Minco Mining also conditionally committed to payments of up to $12,924,699 in respect of joint venture investments and mineral property development (see note 6).

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

13. Commitments (continued)

	Total ($)	Less than 1 year ($)	1 - 3 years ($)	3 - 5 years ($)	More than 5 years ($)
Jinli (1) (also known as Changkeng)	7,362,708	2,974,534	706,820	3,681,354	-
YGM (2)	3,464,803	-	3,464,803	-	-
Minco-Qinqi (formerly Yangshan West Extension) (3)	1,082,751	1,082,751	-	-	-
HYMK (4)	1,000,000	-	1,000,0000	-	-
Longnan exploration commitments (5)	14,437	14,437
Total	12,924,699	4,071,722	5,171,623	3,681,354	-

Notes:

(1)

Costs of exploration permits and investment commitments in accordance with the Jinli JV Contract dated September 28, 2004;

(2)

Costs of exploration permits and investment commitments in accordance with the YGM Contract dated October 29, 2003;

(3)

Costs of exploration permits and investment commitments in accordance with the Gansu JV Contract dated March 1, 2004;

(4)

Costs of exploration permits and investment commitments in accordance with the Huayu-Minco JV Contract dated July 18, 2003;

(5)

Commitment of RMB 100,000 (approximately 14,437) to be paid in 2006 on Longnan exploration program.

(c)

As of December 31, 2005, Minco Silver has committed $192,860 for drilling programs in 2006.

(d)

The Teck-Cominco Agreements

The Company entered into agreements with Teck Cominco Limited. “Teck Cominco”), of Vancouver, B.C., Canada on February 19, 1996 and February 20, 1996, respectively (collectively the “Teck-Cominco Agreements”). Pursuant to the terms of the Teck-Cominco Agreements, Tech Cominco has an ongoing right of first offer on the disposition of Minco’s interests until April 2007.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

14. Geographical Information

The Company’s business is considered as operating in one segment, mineral exploration and development. The geographical division of the Company’s total assets, liabilities and operating loss is as follows:

	December 31	December 31
	2005	2004
Current Assets
Canada	$ 16,384,005	$ 9,724,235
China	2,016,093	3,104,987
	$ 18,400,098	$ 12,829,222

	December 31	December 31
	2005	2004
Long-term Assets
Canada	$ 106,394	$ 56,936
China	137,306	139,533
	$ 243,700	$ 196,469

	December 31	December 31
	2005	2004
Current Liabilities
Canada	$ 414,473	$ 296,283
China	490,632	19,871
	$ 905,105	$ 316,154

	December 31	December 31
	2005	2004
Long-term Liabilities
Canada	$ -	$ -
China	460,000	-
	$ 460,000	$ -

	2005	2004	2003
Net Loss
Canada	$ 2,735	$ 273,833	$ (1,656,649)
China	(1,016,276)	(1,135,495)	(112,546)

$ (1,013,541)	$ (861,662)	$ (1,769,195)

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(Expressed in Canadian Dollars)

15. Financial Instruments

Fair value - The fair value of cash, short-term investments, receivables, accounts payable and accrued liabilities approximates their carrying value due to the short-term nature of these financial instruments.

Exchange risk - The Company operates in China and many of its exploration expenditures are payable in either U.S. dollars or the Chinese currency RMB and are therefore subject to foreign currency risk arising from changes in exchange rates with the Canadian dollar.

Interest rate risk - The Company has no interest-bearing debt and so is not exposed to interest rate risk.

Credit risk - The Company generally places its short-term investment funds into government and Canadian bank debt securities and is therefore subject to minimal credit risk with regard to temporary investments.

16. Comparative Figures

Certain 2004 and 2003 comparative figures have been reclassified to conform to the financial statement presentation adopted for 2005.

17. Subsequent Events

On January 10, 2006, Minco Silver signed an agreement with GGEDC establishing that the joint venture will no longer be pursued.   Consequently, Minco Silver will own 100% of the interests in the Fuwan Property and will be responsible for 100% of the exploration and development expenditures on the property.

However, GGEDC will continue to provide professional services and technical assistance to Minco Silver in relation to Minco Silver’s mining activities in Guangdong Province, China in return for a 10% net profit to be derived from the Fuwan property.